                                                                  EXHIBIT 10(jj)

                          EXECUTIVE SEVERANCE AGREEMENT

      THIS AGREEMENT is entered into as of the ____ day of _____________, 2004 by and between Sysco Corporation, a Delaware corporation (the "Company"), and _____________________ ("Executive").

                                   WITNESSETH

      WHEREAS, the Company considers the establishment and maintenance of a sound and vital management team to be essential to protecting and enhancing the best interests of the Company and its stockholders; and

      WHEREAS, the Company recognizes that, as is the case with many publicly held corporations, the possibility of the termination of an executive's employment without cause may lead to the distraction of management personnel or inhibit proper strategic planning to the detriment of the Company and its stockholders; and

      WHEREAS, Executive currently serves as a senior officer of the Company;
and

      WHEREAS, the Board (as defined in Section 1) has determined that it is in the best interests of the Company and its stockholders to secure Executive's continued services and to ensure Executive's undivided dedication to his duties without being influenced by the Executive's uncertainty as to the Executive's employment; and

      WHEREAS, the Board has authorized the Company to enter into this Agreement.

      NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

      1. Definitions: As used in this Agreement, the following terms shall have the respective meanings set forth below:

            (a) "Board" means the Board of Directors of the Company.

            (b) "Cause" means as determined by the Board in good faith: (1) a material breach by Executive of the duties and responsibilities of Executive or any written policies or directives of the Company (other than as a result of incapacity due to physical or mental illness) which is (i) willful or involves gross negligence, and (ii) not remedied within fifteen (15) days after receipt of written notice from the Company which specifically identifies the manner in which such breach has occurred; (2) Executive commits any felony or any misdemeanor involving willful misconduct (other than minor violations such as traffic violations) that causes damage to the property, business or reputation of the Company, as determined in good faith by the Board; (3) Executive engages in a fraudulent or dishonest act, as determined in good faith by the Board; (4) Executive engages in habitual insobriety or the use of illegal drugs or substances; or (5) Executive breaches his fiduciary duties to the Company, as determined in good faith by the Board. The Company must notify Executive of any event constituting Cause within ninety (90) days following the Company's knowledge of its existence or such event shall not constitute Cause under this Agreement.

            (c) "Date of Termination" means the effective date on which Executive's employment by the Company is terminated as specified in a prior written notice from the Company to Executive or from Executive to the Company, as the case may be, pursuant to Section 11(b) hereof.

            (d) "Good Reason" means (i) the Company's demotion of the Executive to a lesser position than the position in which he is serving prior to such demotion (ii) the assignment to Executive of duties materially inconsistent with his position or material reduction of the Executive's duties, responsibilities or authority, in either case without the Executive's prior written consent;
(iii) any reduction in Executive's base salary without the Executive's prior consent unless other executives who are parties to agreements similar to this one also suffer a comparable reduction in their base salaries; or (iv) unless agreed to by Executive, the relocation of Executive's principal place of business outside of the metropolitan area of Houston, Texas, in each case not remedied by the Company within fifteen (15) days after receipt by the Company of written notification from Executive as provided in Section 11(b) which specifically identifies the Good Reason. The Executive must notify Company of any event that constitutes Good Reason within ninety (90) days following the Executive's knowledge of its existence or such event shall not constitute Good Reason under this Agreement.

            (e) "Permanent Disability" means the failure of the Executive to perform the Executive's duties with the Company on a full-time basis as a result of an incapacity due to mental or physical illness and such incapacity results in Executive being eligible for and entitled to receive disability payments under the Disability Income Plan sponsored by the Company.

      2. Payments Upon Termination of Employment by Death, Permanent Disability, for Cause or Executive's Resignation without Good Reason.

            (a) The Executive's employment shall terminate automatically upon the Executive's death during the period of his employment or resignation without Good Reason.

            (b) If Executive resigns as an employee without Good Reason prior to reaching age 60, notwithstanding anything contained in the Sysco Corporation Supplemental Executive Retirement Plan (the "SERP") to the contrary, Executive shall forfeit all benefits under the SERP. Termination of employment by reason of death or Permanent Disability shall not be deemed a "resignation."

            (c) If the Company determines in good faith that a Permanent Disability of the Executive has occurred while Executive is employed, it may give the Executive written notice in accordance with Section 11(b) of its intention to terminate the

Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the day specified in such notice to the Executive.

            (d) In the event the Executive dies, becomes Permanently Disabled during the period of his employment, resigns without Good Reason or the Company terminates Executive's employment for Cause by giving written notice as provided in Section 11(b), the Company shall have no obligation to make any severance payments or provide any severance benefits to Executive pursuant to this Agreement. Executive shall be paid his base salary through the date of death or the effective date of the resignation without Good Reason or the Date of Termination and the amounts that would be owed under Section 3(a)(2) hereof.

      3. Payments Upon Termination of Employment by Company Without Cause.

            (a) If the Company terminates the employment of Executive without Cause, Executive shall be paid his base salary through the date of Termination, and if Executive executes a release substantially in the form attached hereto as Exhibit A:

                  (1) The Company shall pay to Executive (or Executive's beneficiary or estate), subject to Section 3(b) hereof, commencing thirty (30) days following the later of (A) the Date of Termination and (B) the date the Company receives the release as above described executed by Executive for which any revocation period in such release has lapsed, as compensation for services rendered to the Company, a monthly payment for 24 months equal to the sum of:

                        (i) Executive's monthly base salary (before any elective deferrals under any Company plans) in effect on the Date of Termination, plus;

                        (ii) An amount equal to one twelfth (1/12) of the average annual bonus paid to Executive under the Sysco Corporation 2000 Management Incentive Plan, or such Plan's predecessor, successor or replacement plan, (before any elective deferrals under any Company plans) for the preceding five (5) fiscal years ended prior to the Date of Termination; and

                        (iii) An amount equal to the monthly cost to Executive for continued coverage under the Company's group health benefit insurance plans under Section 4980B of the Internal Revenue Code of 1986 (COBRA), regardless of whether Executive elects to be covered by COBRA.

                  (2) Within thirty (30) days of the receipt of the signed release required under Section 3(a), Company shall pay to Executive any unpaid bonuses earned in a fiscal year ended prior to the Date of Termination, accrued but unused vacation time and any unreimbursed business expenses owed under the Company's expense reimbursement policies; and

                  (3) Upon the latter to occur of both (i) 30 days after the receipt of the signed release required under Section 3(a) and (ii) 90 days following the end of the fiscal year during which the Date of Termination occurs, the Company shall pay to

Executive a fraction of the bonus the Executive would have earned for such fiscal year (excluding any deferred or matching amounts to which he would have been entitled) under the Sysco Corporation 2000 Management Incentive Plan, or such Plan's successor or replacement plan, had Executive not been terminated, as determined by the Company, in its sole discretion, the numerator of such fraction being the number of days in the fiscal year prior to the Date of Termination and the denominator being 365.

                  (4) If the Date of Termination occurs before Executive has reached the age of 60, then for purposes of the SERP, notwithstanding Executive's actual age, he shall be deemed to be 60 years of age as of the Date of Termination and entitled to the benefits under the SERP as if he were 60 years of age at the Date of Termination; and

                  (5) If, at the Date of Termination (i) the Sysco Corporation Executive Deferred Compensation Plan (the "Deferred Comp Plan") has been amended to permit the accelerated vesting of unvested benefits prior to age 60, (ii) the Executive has been designated as an executive entitled to such accelerated vesting and (iii) the Executive has not reached the age of 60, he shall be entitled to receive 100% of the unvested benefits (in addition to all vested benefits) under the "Deferred Comp Plan" and he shall be entitled to receive the payment of such benefits in a single payment not more than 60 days after the receipt of the signed release required under Section 3(a).

            (b) Notwithstanding the provisions of Section 3(a), if at any time within the two years following the Date of Termination, Executive, without prior written consent of the Company, directly or indirectly owns, operates, manages, controls or participates in the ownership, management, operation or control of or is employed by, or is paid as a consultant or other independent contractor to, a business which competes with the Company (or any subsidiary of the Company) in a trade area served by the Company (or a subsidiary of the Company) as of the date of this Agreement, and the Executive continues to be so engaged 60 days after written notice has been given to him to cease such activity, he shall forfeit all amounts thereafter due the Executive under Section 3(a) hereof.

            (c) Any amounts paid pursuant to Section 3(a) herein shall be in lieu of any other amount of severance relating to salary or bonus continuation to be received by Executive upon termination of employment of Executive under any severance plan or policy of the Company. For purposes of this Agreement, benefits under the SERP and the Deferred Comp Plan shall not be considered severance, salary or bonus continuation payments.

      4. Requirement of an Additional Payment in Certain Circumstances.

            (a) In the event all or any portion of a payment or acceleration right pursuant to this Agreement, or any other agreement, plan, instrument or obligation to which Executive is a party or of which Executive is a beneficiary (an "Other Company Obligation") is treated as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the excise tax (the "Excise Tax") imposed by

Section 4999 of the Code, the Company shall make the Additional Payments (defined below) either directly to Executive in cash or, with respect to Excise Taxes or other taxes subject to withholding, by payment of such taxes to the appropriate taxing authority on Executive's behalf, notwithstanding any contrary provision in this Agreement or any Other Company Obligation.

            (b) The term "Additional Payment" means a payment in an amount equal to the sum of (1) the Excise Taxes payable by Executive on any payment or acceleration right pursuant to this Agreement or any Other Company Obligation which is treated as an excess parachute payment, plus (2) the additional Excise Taxes, federal and state income taxes and employment taxes to the extent such taxes are imposed in respect of the Additional Payment, such that Executive shall be in the same after-tax position and shall have received the same benefits that he would have received if the Excise Taxes had not been imposed. For purposes of calculating the income taxes attributable to the Additional Payment, Executive shall be deemed for all purposes to pay federal income taxes at the highest marginal rate of federal income taxation for individuals in the calendar year in which the Additional Payment is to be made, and, if applicable, at the highest marginal state income tax rate to which Executive is subject with respect to the Additional Payment, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state taxes. An example of the calculation of an Additional Payment is set forth below. Assume that the Excise Tax rate is 20%, the highest marginal federal income tax rate is 40%, Executive is subject to federal employment taxes at a rate of 2.9% and Executive is not subject to state income taxes. Further assume that Executive has received an excess parachute payment in the amount of $200,000, on which $40,000 ($200,000 x 20%) in Excise Taxes are payable. The amount of the required Additional Payment is thus computed to be $107,817, i.e., the Additional Payment of $107,817, less additional Excise Taxes on the Additional Payment of $21,563 (i.e., 20% x $107,817), income taxes of $43,127 (i.e., 40% x $107,817), employment taxes of $3,127 (i.e., 2.9% x $107,817) yields $40,000, the amount of the Excise Taxes payable in respect of the original excess parachute payment.

            (c) Executive agrees to reasonably cooperate with the Company to minimize the amount of parachute payments or excess parachute payments, including, without limitation, assisting the Company in establishing that some or all of the payments received by Executive are not "contingent on a change," as described in Section 280G(b)(2)(A)(i) of the Code and the regulations thereunder, or that some or all of such payments are reasonable compensation for personal services actually rendered by Executive before the date of such change or to be rendered by Executive on or after the date of such change if such arguments are reasonably available. In the event that the Company is able to establish that the amount of an excess parachute payment is less than originally anticipated by Executive, or if Executive becomes entitled to receive a tax refund with respect to Excise Taxes or Additional Payments, Executive shall refund to the Company any excess Additional Payment to the extent not required to pay Excise Taxes, income or employment taxes (including those incurred in respect of receipt of any Additional Payment). Notwithstanding the foregoing, except as otherwise required by Section 4(g) hereof, Executive shall not be required to take any action which his attorney or tax advisor advises him in writing that exposes him to any penalties imposed by the

Code. Executive may require the Company to deliver to Executive an indemnification agreement in form and substance reasonably satisfactory to Executive as a condition to taking any action required by this subsection (c).

            (d) The Company shall make the Additional Payments required to be made under this Section 4 not less than thirty (30) days before the Excise Tax with respect to any excess parachute payment to which Section 4(a) is applicable is due. Any Additional Payment required to be paid by the Company under this
Section 4 which is not paid within 30 days of receipt by the Company of Executive's written demand therefor shall thereafter be deemed delinquent, and the Company shall pay to Executive immediately upon demand interest at a variable rate equal to the prime rate, as reported in the Wall Street Journal "Money Rates" from time to time (the "Prime Rate") from the date such Additional Payment becomes delinquent to the date of payment of such delinquent sum with interest.

            (e) In the event that there is any change to the Code which results in the recodification of Section 280G or Section 4999 of the Code, or in the event that either such sections of the Code is amended, replaced or supplemented by other provisions of the Code having a similar effect ("Successor Provisions"), then this Agreement shall be applied and enforced with respect to such new Code provisions in a manner consistent with the intent of the parties as expressed herein, which is to assure that Executive is in the same after-tax position and has received the same benefits that he would have been in and received if any taxes imposed by Section 4999 (or any Successor Provisions) had not been imposed on any payments due him pursuant to this Agreement and any Other Company Obligation.

            (f) All determinations required to be made under this Section 4 including, without limitation, whether an Additional Payment is required, and the amount of such Additional Payment and the assumptions to be utilized in arriving at such determinations, unless otherwise expressly set forth in this Agreement, shall be made within 45 days from the Date of Termination of Executive's employment with the Company by the independent tax consultant(s) selected by the Company and reasonably acceptable to Executive ("Tax Consultant"). The Tax Consultant must be a qualified tax attorney or certified public accountant. All fees and expenses of the Tax Consultant shall be paid in full by the Company.

            (g) The Company and Executive shall report the federal and state tax consequences of any payment or acceleration right subject to Section 4(a) above in good faith and in a manner reasonably consistent with determinations made by the Tax Consultant. Executive shall not take a position inconsistent with such determinations by Tax Consultant in any proceeding related to the determination of any tax unless otherwise agreed to in writing by the Company. If Executive's tax advisor reasonably believes that a position with respect to any payment or acceleration right subject to Section 4(a) could expose Executive to penalties under the Code, Executive shall not be required to report such payment or acceleration right consistent with such position unless the Company causes the Tax Consultant to provide Executive with a "more likely than not" opinion reasonably satisfactory to Executive's tax advisor. Upon receipt of such tax opinion,

Executive shall report the federal and state income tax consequences of the payment or acceleration right subject to the opinion in a manner consistent with the opinion, and shall take no position inconsistent with the opinion in any proceeding related to the determination of any tax unless otherwise agreed to in writing by the Company.

            (h) The Company shall indemnify and hold harmless the Executive, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities ("Losses") incurred by Executive with respect to the exercise by the Company of any of its rights under this Section 4, including, without limitation, any Losses related to the Company's decision to contest a claim of any imputed income, or otherwise with respect to Executive's liability for any Excise Tax, or any losses related to any erroneous determination made by the Tax Consultant pursuant of subsection (f) of this Section 4. The Company shall pay all fees and expenses incurred under this Section 4, and shall promptly reimburse Executive for the reasonable expenses incurred by Executive in connection with any actions taken by the Company or required to be taken by Executive hereunder. Any payments owing to Executive and not made within 30 days of delivery to the Company of evidence of Executive's entitlement thereto shall be paid to Executive together with interest at the Prime Rate.

      5. Payments Upon Termination of Employment by Executive for Good Reason.

            (a) The Executive's employment may be terminated by Executive for Good Reason by providing written notice as required by Section 11(b) setting forth a Date of Termination not less than fifteen (15) days or more than sixty
(60) days from receipt of such notice, provided the Company has not remedied the event creating the Good Reason within fifteen (15) days of receipt of such notice.

            (b) Termination of employment by the Executive for Good Reason shall be deemed, for purposes of this Agreement, as a termination of employment by the Company without Cause and Executive shall be entitled to the benefits and subject to the obligations of Sections 3 and 4 hereof.

            (c) The Executive's mental or physical incapacity following the occurrence of an event described in the definition of Good Reason shall not affect Executive's ability to terminate employment for Good Reason.

            6. Waiver of "Cut Back" Provisions in SERP and Deferred Comp Plan. This Agreement has been approved by the Compensation Committee of the Board of Directors of the Company and, subject to the amendment of the SERP and Deferred Comp Plan to allow for the waiver of the provisions of Section 6.8 of the SERP and Section 6.10 of the Deferred Comp Plan, is intended to constitute an agreement which is exempt from the provisions of Section 6.8 of the SERP and
Section 6.10 of the Deferred Comp Plan.

      7. Withholding Taxes. The Company may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes that, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

      8. Term of Agreement. This Agreement shall be effective on the date hereof and shall continue in effect until the employment of the Executive terminates, provided that the obligations under Section 3 shall survive without such limitation.

      9. Employment with the Company. Executive agrees that he is an employee-at-will and that nothing in this Agreement shall create any express or implied right of continued employment by the Company. Executive's employment may be terminated at any time by the Company with or without Cause.

      10. Successors; Binding Agreement.

            (a) This Agreement shall be binding on the Company, its successors and assigns.

            (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts remain to be payable to Executive hereunder had Executive continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive's estate.

      11. Notice.

            (a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

            If to the Executive: At the last known address shown in the Company's personnel records.

            If to the Company:   SYSCO Corporation
                                 1390 Enclave Parkway
                                 Houston, TX  77077-2099
                                 Attention:  General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

            (b) A written notice terminating Executive's employment shall set forth the Date of Termination and shall (1) indicate the specific termination provision in this Agreement relied upon, (2) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (3) specify the termination date (which date shall be not less than fifteen (15) nor more than sixty (60) days after the giving of such notice). The failure by the Company or Executive to set forth in such notice any fact or circumstance which contributes to a showing of Cause, Good Reason, or Permanent Disability shall not waive any right of the Company or Executive from asserting such fact or circumstances in enforcing the Company's or Executive's rights hereunder.

      12. Post Termination Employment. Executive shall not be obligated to seek or accept other employment or take other action to mitigate of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

      13. Reimbursement of Legal and Advisory Expenses. The Company will reimburse Executive for the legal and advisory fees incurred by Executive in connection with the negotiation and execution of this Agreement.

      14. Resolution of Disputes.

            (a) If a legally cognizable dispute arises out of or relates to this Agreement or the breach, termination, or validity thereof, and if said dispute cannot be settled through direct discussions, the parties agree to resolve the dispute by binding arbitration before the American Arbitration Association ("AAA"). Arbitration proceedings shall be held in Houston, Texas, or at such other place as may be selected by the mutual agreement of the parties. The arbitration shall proceed in accordance with the Employment Dispute Resolution Rules of the AAA in effect on the date of this Agreement, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

            (b) Disputes subject to binding arbitration pursuant to this section include all tort and contract claims, as well as claims brought under all applicable federal, state or local statutes, laws, regulations or ordinances, including but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Family and Medical Leave Act; the Americans with Disabilities Act; the Rehabilitation Act of 1973, as amended; the Fair Labor Standards Act of 1938, as amended; the Age Discrimination in Employment Act, as amended; the Equal Pay Act; the Civil Rights Act of 1866, as amended; and the Employee Retirement Income Security Act of 1974. Disputes subject to binding arbitration pursuant to this section also include claims against the Company's parent and subsidiaries, and affiliated and successor companies, and claims against the Company that include claims against the Company's agents and employees, in their capacity as such and otherwise.

            (c) The arbitration award shall be in writing and shall specify the factual and legal bases for the award. In rendering the award, the arbitrator shall determine the respective rights and obligations of the parties according to the laws of the State of Delaware or, if applicable, federal law. The arbitrator shall have the authority to award any remedy or relief that a federal or state court within the State of Delaware could order or grant, including without limitation, specific performance of any obligation created under this Agreement; an award of punitive, exemplary, statutory, or compensatory damages; the issuance of an injunction or other provisional relief; or the imposition of sanctions for abuse or frustration of the arbitration process.

            (d) Each party shall pay for its own fees and expenses of arbitration including the expense of its own counsel, experts, witnesses and preparation and presentation of evidence, except that the cost of the arbitrator and any filing fee exceeding the applicable filing fee in federal court shall be paid by the Company; provided, however, that all reasonable costs and fees necessarily incurred by any party are subject to reimbursement from the other party as part of any award of the arbitrator.

            (e) By initialing below, Executive and the Company acknowledge that each has read the provisions of this Section 14 and agree to arbitration as provided herein. (A duly authorized officer of the Company shall provide his or her initials on behalf of the Company.)

SYSCO CORPORATION                                   EXECUTIVE

BY:_____________________                            ___________________________

      15. Cooperation and Non-Disparagement.

            (a) If Executive's employment is terminated with or without Cause, Executive agrees to cooperate to the extent and in the manner requested by the Company at the Company's expense, in the prosecution or defense of any actual, threatened or potential claims, litigation or other proceeding involving the Company including meeting with the Company and its counsel at their request for interviews. The Company, its management and its counsel shall cooperate fully with Executive as to the level of interference with Executive's other business and personal commitments so as to minimize the level of inconvenience to Executive. To the extent reasonably possible, Executive's services shall be rendered by personal consultation at Executive's residence or office, wherever maintained, or by correspondence through the mails, telephone, facsimile or electronic mail, including weekends and evenings, as may be most convenient to Executive. Executive shall not be obligated to (i) occupy any office of the Company or any of its subsidiaries, or (ii) render any services whatsoever to the Company or any of its subsidiaries other than those specified in this
Section 15. The Company shall reimburse Executive for all documented out-of-pocket expenses reasonably incurred by Executive in complying with Executive's obligations hereunder, in accordance with the Company's normal expense reimbursement policies for senior executives.

            (b) If Executive's employment is terminated with or without Cause, Executive and the Company agree that neither shall make any disparaging comments or accusations detrimental to the reputation, business, or business relationships of the other except in connection with legal proceedings. In the event that Executive becomes legally compelled to disclose information that may be disparaging to the Company, or detrimental to the business or business relationships of the Company, he shall provide the Company with prompt notice so that it may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order remedy is not obtained, or that the party about whom the disclosure is to be made waives compliance with the provisions of this Agreement, Executive will furnish only such information that he is advised by written opinion of counsel (such counsel's opinion to be obtained at the expense of the party seeking the protective order) is legally required and will exercise his best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded any confidential information. This Section 15 shall not apply to disparaging comments or accusations made in testimony or pleadings in connection with any claims asserted by Executive in a court of law. If Executive shall violate this
Section 15(b) he shall forfeit all amounts thereafter due under Sections 3(a) and (b) hereof.

      16. Governing Law. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the state of Delaware without regard to the principle of conflicts of laws.

      17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

      18. Severability. Provided the other provisions of this Agreement do not frustrate the purpose and intent of the law, in the event that any portion of this Agreement shall be determined to be invalid or unenforceable to any extent, the same shall to that extent be deemed severable from this Agreement and the invalidity or unenforceability thereof shall not affect the validity and enforceability of the remaining portion of this Agreement.

      19. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to, Executive, Executive's estate or Executive's beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, Executive's estate or Executive's beneficiaries under any other employee benefit plan or compensation program of the Company, except as herein specifically provided.

      IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.

SYSCO CORPORATION                              EXECUTIVE

By:
    -------------------------------            ________________________________
         Richard G. Merrill                    ________________________

Title:   Chairman, Compensation & Stock
         Option Committee of SYSCO
         Corporation's Board of Directors

Attested to on this ______ day of __________________, 2004.

___________________________________
Corporate Secretary